Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated December 18, 2019, relating to the consolidated statements of financial position of ESSA Pharma Inc. (the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ equity (deficiency) for the years ended September 30, 2019, 2018, and 2017 of the Company and the reference to our name in the “Experts” section in the Company’s Registration Statements on Form F-3 (File No. 333-234136, File No. 333-225969) and Form S-8 (File No. 333-225056) filed with the U.S. Securities and Exchange Commission.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

April 15, 2020